Exhibit 10.39

November 16, 2017

Personal and Confidential

Kory Wentworth

Dear Kory:

I am very pleased to provide you with a summary of the terms and conditions of your anticipated employment by bluebird bio, Inc. (the “Company”).  The following outlines the terms and conditions of your offer of employment. We hope that you will help further build a meaningful company that helps the lives of many patients in need!

Your position will be Vice President, Finance/Prinicipal Accounting Officer reporting to Jeff Walsh, Chief Strategy and Financial Officer. As our employee, we expect that you will devote substantially all of your working time to the performance of your duties to the Company, and you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.  If you accept this offer, your employment with the Company will begin on December 18, 2017 (the “Commencement Date”).

Please note, however, that no provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.  Your employment with the Company is at-will employment which may be terminated by you or the Company at any time for any reason with or without advance notice.  Here is a summary of the terms:

•Your initial salary will be $290,000.00, paid on a bi-weekly basis. Your base salary shall be payable in substantially equal periodic installments in accordance with Company’s normal payroll practices as in effect from time to time (the “Base Salary”).  The Company will deduct from each such installment of the Base Salary all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.  You understand and agree that the annualized base rate described above is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ you for any specific period of time.

•You also will be eligible to participate in the bluebird bio cash bonus plan, in which your bonus target will initially be set at 30% of your base salary.  The determination of whether a bonus will be granted, and the actual amount of any such bonus to be paid, will be determined by the Company in its sole discretion, taking into account the company’s performance and your individual performance.  Your bonus, if any, will be payable no later than March 15 of the year following the applicable bonus year.  Please note that you must be employed in good standing on the date when bluebird pays bonuses to be eligible for such a payment.

•In addition to your annual base salary, should you begin employment on the Commencement Date, you will be eligible for a one-time sign on bonus in the amount of $200,000 less applicable taxes (the “Signing Bonus”) to be paid in the first payroll period of 2018.  Should you not join the company on the Commencement Date you will not be eligible for this Signing Bonus.  You will also be eligible for a one-time bonus of $100,000 less applicable taxes (the “First Anniversary Bonus”) if employed and in good standing through your 1st anniversary date of employment.  If within one year of the Commencement Date or within one year of the payment of the First Anniversary Bonus you either (i) resign from employment with the Company for any reason, or (ii) are terminated by the Company for Cause (as defined in the Equity Agreements), then you agree to repay

50% of the last paid Signing Bonus or First Anniversary Bonus to the Company within thirty (30) days of the date of termination and, in either such event, will not be eligible for the next payable bonuses.

•Subject to approval by the Compensation Committee of the Company’s Board of Directors (or other appropriate Committee or designee as appointed by the Compensation Committee), the Company will grant you (i) an option to purchase 13,500 shares of common stock in the Company at the then-current fair market value (which presently is calculated using the closing price of the Company’s common stock on the first trading day of the month following the Commencement Date) and (ii) restricted stock units for 5,000 shares of common stock in the Company.  The grants shall be pursuant and subject to the terms of the Company’s 2013 Stock Option and Incentive Plan and appropriate stock option and restricted stock unit agreements, in the Company’s standard form, which you will need to sign and which, together with the Stock Plan, constitutes the “Equity Documents.”

•In addition to your annual base salary, you will be eligible for relocation services offered through Movetrek Mobility Relocation services. Upon acceptance of the relocation and before relocation expenses can be incurred, you will be asked to sign the Relocation Repayment Agreement (attached). This agreement requires repayment of relocation benefits provided to you in the event you (i) do not join the Company on the Commencement Date and have received relocation benefits or (ii) if within twenty (24) months of your Commencement Date you (a) either resign from employment with the Company for any reason, or (b) are terminated by the Company for Cause (as defined in the Equity Agreements).

•You will also be eligible to participate fully in employee benefit plans that the Company provides or may establish for the benefit of its employees generally.  Your eligibility to participate in these plans and receive benefits thereunder will be subject to the plan documents governing such benefits.  Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion.

Because your employment with the Company is on an “at-will” basis, either you or the Company may terminate the employment relationship at any time, for any or no reason.   As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company.  You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound.  If you are subject to any such agreement or order, please forward it to Jason Cole, our Chief Legal Officer, along with a copy of this letter.

Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true.  This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience), resume or c.v., or in any interview or discussion with the Company.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Accordingly, you will be required to sign, return and comply with an agreement relating to confidentiality, non-competition and work product on or before your first day of work, as a condition of this offer of employment (the “Assignment of Invention, Nondisclosure and Noncompetition Agreement”).  A copy of the Assignment of Invention, Nondisclosure and Noncompetition Agreement is enclosed for your consideration and signature.

In addition, you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion.  In this regard, among other things, you will be expected to comply at all times to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for others.  You will also comply at all times with all laws and regulations applicable to the Company’s business and performance of your duties for the Company.  As and when requested, you will sign periodic forms to certify your continuing full compliance with the Company’s policies.  You also agree that, during the term of your employment with the Company and at all times thereafter, upon reasonable request, you will fully cooperate with the Company and/or its representatives, without additional compensation, concerning any business matters or disputes of any kind about which you have, or may have, any relevant information.

Your employment with the Company is also conditioned on your eligibility to work in the United States.  On your first day, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form.

This letter, along with the Equity Documents and the Assignment of Invention, Nondisclosure and Noncompetition Agreement, constitute our entire offer regarding the terms and conditions of your prospective employment with the Company, and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

The terms of your employment shall be governed by the law of Massachusetts.  By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter.  Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein.  This offer will expire on November 23, 2017 unless accepted by you prior to such date by directing the signed offer letter to my attention with the Assignment of Invention, Nondisclosure and Noncompetition Agreement.

Kory, we are pleased to offer you the opportunity to join the Company, and we look forward to having you aboard.  We are confident that you will continue to make important contributions to our unique and exciting opportunity to make a difference in bringing important new therapies to patients who need them.

Sincerely,

Kathy Wilkinson

Chief People Officer

Acknowledged And Agreed:

/s/ Kory Wentworth__________

Kory Wentworth

11/17/17___________________

Date

Enclosures:Offer Letter (2)

Assignment of Invention, Nondisclosure and Noncompetition Agreement (2)

ASSIGNMENT OF INVENTION, NONDISCLOSURE

AND NONCOMPETITION AGREEMENT

This Agreement is made between bluebird bio, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as “bluebird bio” or the “Company’’), and Kory Wentworth, an employee or consultant of the Company (the “Service Provider”).

In consideration of the employment or engagement, or the continued employment or engagement, of the Service Provider by the Company, the Company and the Service Provider agree as follows:

1.Noncompetition; Nonsolicitation.

a.During the term of Service Provider’s provision of services to the Company and for one year after the termination or cessation of such services for any reason or no reason (the “Restricted Period”), Service Provider will not (i) engage, directly or indirectly, as an advisor or consultant to, or be employed by, any entity engaged or proposing to engage in any business which is directly or indirectly competitive with the business of the Company in the Field (as defined in Section 3 hereof) (each, a “Restricted Activity”), (ii) participate directly or indirectly in the ownership or management of any entity engaged in a Restricted Activity, (iii) assist others in engaging in a Restricted Activity in the manner described in clauses (i) or (ii) above, (iv) solicit, entice or induce any employee or consultant of bluebird bio to terminate his or her employment or consultancy or engage in a Restricted Activity, or (v) solicit, entice or induce any vendor, customer or distributor of bluebird bio to terminate or materially diminish its relationship with bluebird bio. Notwithstanding the foregoing, Service Provider shall have the right to own, for investment purposes, not more than one percent of the outstanding capital stock of a publicly held enterprise which competes with bluebird bio and nothing contained in this Section 1 shall prevent Service Provider from being employed by a university or nonprofit research institution.

b.Service Provider acknowledges and agrees that, in the event he/she breaches any of the terms described in Section 1.a above, the Restricted Period shall be tolled and shall not run during the time that Service Provider is in breach of such obligations; provided that, the Restricted Period shall begin to run again once Service Provider has ceased breaching the terms of Section 1.a and is otherwise in compliance with his/her obligations described therein.

c.Service Provider further acknowledges and agrees that (i) the types of employment which are prohibited by Section 1.a are narrow and reasonable in relation to the skills which represent Service Provider’s principal salable assets both to bluebird bio and to other prospective employers, and (ii) the specific but broad geographical scope of the provisions of Section 1.a is reasonable, legitimate and fair to Service Provider in light of the nature of the Company’s business, the Company’s need to market and sell its services and products in an appropriate manner and in light of the limited restrictions on the type of activity prohibited compared to the activities for which Service Provider is qualified to earn a livelihood.

2.Confidential Information.

a.  Service Provider acknowledges and agrees to abide by bluebird bio’s Confidentiality and Trade Secret Policies.

b.   Service Provider acknowledges that bluebird bio would be irreparably damaged if Service Provider’s confidential knowledge of the business of bluebird bio was disclosed to or utilized on behalf of others.  Service Provider acknowledges that he or she has learned and will learn bluebird bio Proprietary Information, as defined in Section 2.b. hereof, relating to the business to be conducted by bluebird bio and its subsidiaries and joint ventures and partnerships to which bluebird bio may be a party (together, the “bluebird bio Entities”). Service Provider agrees that he or she will not, except in the normal and proper course of his or her employment or consultancy or as otherwise provided herein, disclose or use or enable anyone else to disclose or use, either during the term of this Agreement or subsequent thereto, any such bluebird bio Proprietary Information without prior written approval of bluebird bio.  Service Provider further agrees to comply with all bluebird bio policies that govern the treatment of bluebird bio Proprietary Information and the reporting of any suspected violation of law, including but not limited to the Code of Business Conduct and Ethics, as such policies may be amended or revised from time to time. Service Provider acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

c.   For the purpose of this Agreement, “bluebird bio Proprietary Information” shall mean all information, ideas, concepts, improvements, discoveries, and inventions that are both (i) disclosed or made known by bluebird bio to Service Provider, and (ii) identified as “proprietary” by bluebird bio to Service Provider (either orally or in writing) at the time of such disclosure or that should reasonably be known to be proprietary, including, but not limited to, the following types of information:  corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; intellectual property, including patent applications, trademarks, trade secrets, and secret formulae; marketing information, including sales or product plans, strategies, tactics, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information that relates to the technology that bluebird bio has or desires to develop or market, including control and inspection practices, manufacturing processes and methods, suppliers and parts; technical information, including machinery or device designs, drawings, specifications, processes, procedures, scientific or statistical data, research and development information, scientific protocols, clinical data and preclinical data; and personnel information, including personnel lists, resumes, personal data, organizational structure and performance evaluations.

d.  Service Provider agrees that all documents of any nature provided by bluebird bio to Service Provider and pertaining to activities of any bluebird bio Entity or to any bluebird bio Proprietary Information, in his or her possession now or at any time during the term of this Agreement, including without limitation memoranda, notebooks, notes, data sheets, records and blueprints, are and shall be the property of bluebird bio, and that they and all copies of them shall be surrendered to bluebird bio upon the earlier of request by bluebird bio or termination of this Agreement.

e.  Service Provider shall have none of the obligations set forth above with respect to bluebird bio Proprietary Information (i) that is publicly known or becomes publicly known through no breach of this Agreement by Service Provider, (ii) that is generally or readily obtainable by the public, or within the scientific field, (iii) that is known by Service Provider prior to its disclosure to Service Provider by bluebird bio, as shown by Service Provider’s written records, (iv) that Service Provider received from a source that had the legal right to disclose the information to Service Provider, or (v) that is required to be disclosed by law, government regulation or court order.

3.Intellectual Property.

a.   Service Provider hereby assigns and agrees to assign to bluebird bio his or her entire right, title and interest in and to all inventions, improvements, modifications, know-how, processes, secrets and discoveries made, possessed, discovered or conceived by him or her during the period in which the Service Provider has provided services to the Company (whether or not patentable, whether or not reduced to practice, whether or not made, possessed, discovered or conceived by him or her individually or jointly with any other person or persons, whether made or conceived on or off bluebird bio’s premises, and whether made in or out of working hours), which shall specifically or generally relate to, be applicable to or concern (a) development of therapeutics utilizing ex vivo or in vivo nucleic acid (e.g., gene) transfer utilizing viral vector or virus-based approaches (e.g., lentivirus), (b) methods of manufacturing viral vectors or genetically modified cells for the development of therapeutics, (c) approaches to facilitate proper homing or engraftment of genetically modified cells (d) gene editing, (e) cancer therapy, (f) rare genetic disease therapy, and (g) any other project, field, or line of business in which bluebird bio is engaged (collectively, the “Field”), such Inventions and benefits hereof to immediately become the sole and absolute property of bluebird bio. In the event that any portion of this assignment is prohibited by the terms of a funding agreement under which the work resulting in any Invention was performed or the regulations of the institution where such work was performed (in the event such work was not performed by bluebird bio), Service Provider shall use his or her best efforts to obtain for bluebird bio a license or other consent to use such information on the most advantageous terms that are available to bluebird bio. Service Provider agrees that, upon the request of bluebird bio and at the expense of bluebird bio, Service Provider will execute such further assignments, documents, and other instruments as may be necessary or desirable fully and completely to assign all such Inventions to bluebird bio and to assist bluebird bio in applying for, obtaining, and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Service Provider shall keep and maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings or as may be specified by bluebird bio, which records shall be available to and remain the sole property of bluebird bio at all times. Service Provider acknowledges that bluebird bio from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on bluebird bio regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Service Provider agrees to be bound by all such obligations and restrictions which are made known to Service Provider and to take all action necessary to discharge the obligations of bluebird bio under such agreements.

4.Publication.

Anything to the contrary herein notwithstanding, Service Provider may not publish any bluebird bio Proprietary Information or information regarding Inventions, (as defined above) of a scientific (as opposed to business or corporate) nature generated in the Field by Service Provider.  Any clinical or research publication request must comport with bluebird bio’s Scientific and Clinical Publication Review and Approval Process.  In addition, Service Provider will cooperate with patent counsel for bluebird bio in effecting the intent of this Section by providing a copy of the text and/or data and any other information needed to file any patent applications or other appropriate materials to protect such information prior to any publication request.

5. Trade Secrets of Others/Obligations to Others.

Service Provider represents that his or her other performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him or her in confidence or in trust prior to his or her engagement by bluebird bio, and Service Provider agrees that he or she will not disclose to bluebird bio, or induce bluebird bio to use, any confidential or proprietary information or material belonging to any other person. Service Provider agrees that he or she will not enter into any agreement, either written or oral, in conflict with his or her obligations under this Agreement.

6.Survival

The terms of this Agreement and Service Provider’s obligations hereunder shall survive any termination of the Services Provider’s employment, contractual or other business relationship with bluebird bio, irrespective of the reason or reasons for such termination.

7.Agreement Enforceable Upon Material Job Change.

Service Provider acknowledges and agrees that if he/she should transfer between or among any affiliates of bluebird bio, wherever situated, or be promoted, demoted, reassigned to functions other than Service Provider’s present functions, or have his/her job duties changed, altered or modified in any way, all terms of this Agreement shall continue to apply with full force.

8.Disclosure to Future Employers.

Service Provider agrees to provide, and the Company, in its discretion, may provide, a copy of this Agreement to any business or enterprise which Service Provider may directly or indirectly own, manage, operate, finance, join, control or in which Service Provider may participate in the ownership, management, operation, financing, or control, or with which Service Provider may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.Modification.

This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by Service Provider and bluebird bio.

10.Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any previous oral or written communications, representations, understandings, or agreements relating to the subject matter hereof.

11.Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, in the case of Service Provider, his or her heirs, executors, administrators and other legal representatives). Neither party hereto may assign any of its rights or obligations hereunder to any other person, except that bluebird bio may assign all of its rights and obligations under this Agreement to any person or entity controlled by, in control of, or under common control with, bluebird bio.

12.Counterparts.

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

13.Notices.

All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by first-class mail postage prepaid, addressed as follows: If to bluebird bio, at bluebird bio, Inc., 150 Second Street, Cambridge, MA 02141, Attention: CEO, or to such other address as may have been furnished to Service Provider by bluebird bio in writing as herein provided; or if to Service Provider, at the address set forth below his or her signature hereon, or to such other address as may have been furnished to bluebird bio by Service Provider as herein provided in writing. Any notice or other communication so addressed and so mailed shall be deemed to have been given when mailed, and if hand delivered shall be deemed to have been given when delivered.

14.Applicable Law.

This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The parties acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement shall be maintained in Massachusetts.

15.Jurisdiction, Venue, Service of Process and Jury Trial Waiver.

Any legal action or proceeding with respect to this Agreement must be brought in the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts and shall be subject to the jurisdiction of such courts only.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Any action, demand, claim or counterclaim arising under or relating to this Agreement will be resolved by a judge alone and each of the Company and the Service Provider waive any right to a jury trial thereof.

16.Severability.

The parties intend this Agreement to be enforced as written.  However, (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly-authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its reduced or blue-pencilled form such provision will then be enforceable and will be enforced.

17.Use of Name or Affiliation.

bluebird bio shall not use Service Provider’s name or affiliation, in publicity, advertising, or securities offering materials without the prior written approval of Service Provider, provided that such approval shall not be unreasonably withheld in cases in which bluebird bio is required by applicable law to disclose Service Provider’s relationship with bluebird bio.

18.No Employment or Engagement Rights.

This Agreement does not constitute an agreement of employment or engagement or imply that Service Provider’s employment or engagement with the Company shall continue for any period of time.

THE SERVICE PROVIDER ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS ASSIGNMENT OF INVENTION, NONDISCLOSURE AND NONCOMPETITION AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

bluebird bio, INC.

By:	/s/ Kathy Wilkinson
Print Name:	Kathy Wilkinson
Title:	Chief People Officer
Date:	11/17/2017

SERVICE PROVIDER

By:	/s/ Kory Wentworth
Print Name:	Kory Wentworth
Date:	11/17/2017
Address: